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                                                                   EXHIBIT 10.12

[Q U I N T U S Letterhead]

June 11, 1999

John Burke
3956 Paradise Canyon Court
Naperville, IL 60564

Dear John:

Quintus Corporation is pleased to extend this offer of employment to serve as President. As we've discussed you will report directly to me. The areas you will be responsible for include: Worldwide Sales, Partners/Channel Sales, Marketing and Customer Support Services.

This offer and your employment with Quintus, should you decide to accept our offer, would commence on July 6, 1999. The other terms and conditions of your employment would be as follows.

      1) Compensation. You will be paid a salary of $16,500.00 per month (annualized to $198,000.00), payable in accordance with our standard payroll practices for salaried employees. This salary will be subject to adjustment at the discretion of the Company's Board of Directors in each subsequent calendar year as part of the Board's annual review of employee compensation. If you are terminated within one year of your hire date for reasons other than cause, you will receive a severance package of 3 months of base salary.

      2) Stock Options. You will be granted two options to purchase 685,000 shares of the Company's Common Stock pursuant to approval by and at the discretion of the Company's Board of Directors. The first grant will be for 411,000 which are time-based options of which 205,000 will vest on your 1-year anniversary date and the remaining 206,000 will vest 1/36 over the remaining
3 years.

The second grant will be for 274,000 performance based options which will vest at your 5-year anniversary. However, these options are subject to acceleration based on meeting the objectives described below. If you achieve all of the objectives you will be 100% vested in your performance based options in 3 years. Each objective will be based on meeting FY Revenue book targets, Ending backlog targets and Total revenue targets. You may meet or exceed each target within the total objective to receive acceleration. Each target if met will accelerate 30,000 options. With the exception of backlog, which if met will vest 31,333. Following are your FY'00 targets:


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Total Fiscal Year Targets 2000:

License Revenue Booked      $40,681,000
License Backlog             $14,250,000
Total Revenues              $43,494,000

The remaining two fiscal year targets will be provided to you within 2 weeks of final fiscal year budgets. The effective date of any acceleration will be April 1st of the next fiscal year. If any target is not met the 30,000 or in the case of the backlog, the 31,333 options associated with the target will vest on your 5-year anniversary.

      3) Option Acceleration. If (i) a Corporate Transaction occurs before Optionee's Service terminates, (ii) the Corporation's Repurchase Right is assigned to the successor corporation (or its parent) in connection with such Corporate Transaction, (iii) Optionee is subject to an Involuntary Termination within six (6) months after such Corporate Transaction and (iv) Optionee at the time of such Involuntary Termination has a vested interest in less than fifty percent (50%) of the Option Shares, then Optionee's vested interest shall be increased to fifty percent (50%) of the Option Shares. For this purpose, "Involuntary Termination" shall mean the termination of Optionee's Service by reason of:

      (a) The involuntary discharge of Optionee by the Corporation (or the Parent or Subsidiary employing him) for reasons other than Cause; or

      (b) The voluntary resignation of Optionee following (i) a change in his position with the Corporation (or the Parent or Subsidiary employing him) that materially reduces his level of authority or responsibility, (ii) a reduction in his compensation (including base salary, fringe benefits and participation in bonus or incentive programs based on corporate performance) by more than ten percent (10%) or (iii) a relocation of the Corporation's principal executive office by more than thirty-five (35) miles.

      For this purpose, "Cause" shall mean (i) the authorized use or disclosure of the confidential information or trade secrets of the Corporation, which use or disclosure causes material harm to the Corporation, (ii) conviction of, or pleas of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (iii) gross negligence or (iv) continued failure to perform assigned duties after receiving written notification from the Corporation's Board. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Corporation (or a Parent or Subsidiary) may consider as grounds for the discharge of Optionee.

      In no event shall any additional Option Shares vest after Optionee's cessation of Service.

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      4) Bonus. You will be eligible to receive an annual bonus of $180,000. The bonus will be based on meeting specific objectives in which you and I agree upon. The Board of Directors and/or myself reserves the right to change the bonus plan.

      5) Fringe Benefits. You are entitled to take part in those employee benefits that Quintus maintains generally for its employees and for which you individually qualify. The benefits are effective with your date of hire.

      6) Proprietary Information and Inventions Agreement. You will be required, as a condition to your employment with Quintus, to sign the company's standard Proprietary Information and Inventions Agreement, a copy of it is attached.

      7) Location of Employment. Your employment location will be in our Chicago office for the first twelve months. We agree that you and I will revisit the location at that time. Your position will require frequent travel to corporate headquarters in Fremont during the first year.

      8) Period of Employment. Your employment with Quintus will be "at will", meaning that either you or Quintus will be entitled to terminate your employment at any time for any reason, with or without cause. Any contract representations which may have been made or which may be made to you are superseded by this offer.

      9) Outside Activities. During the period that you render services to the company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

      10) Entire Agreement and Modifications. This letter and all of the exhibits attached contain all of the terms of your employment with Quintus and supersede any other understanding, oral or written, between you and Quintus. Any additions or modifications of these terms would have to be in writing and signed by you and the company's President.

You may indicate your agreement with these terms by signing and dating the enclosed letter and returning it to Joyce Phillips by Friday, August 26, 1999. I look forward to working with you in making Quintus a successful company.

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I truly believe we are developing one of the best management teams in our industry and I think your expertise will be invaluable as the company develops into a market leader.

Sincerely,




Alan K. Anderson,
CEO

/s/ ALAN K. ANDERSON



Agreed to and accepted by


Name: /s/ JOHN BURKE
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Date: 6/30/99
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